CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2012, with respect to the financial statements and financial highlights of Business Development Corporation of America for the year ended December 31, 2011, and our report dated June 14, 2012 on the senior securities table of Business Development Corporation of America, which are contained in the Prospectus of this Registration Statement, as amended. We consent to the use of the aforementioned reports in the Prospectus contained in this Registration Statement, as amended, and to the use of our name as it appears under the captions “Senior Securities” and “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 7, 2012